Exhibit 99.1

ETF Managers Announces Appointment of New Sponsor of ETF Managers Group Commodity Trust I

On December 28, 2023, ETF Managers Capital LLC, as the sponsor (the “Sponsor”) of ETF Managers Group Commodity Trust I (the “Trust”), entered into an agreement to resign as Sponsor to the Trust and transfer its role as the Sponsor to Amplify Investments LLC (“Amplify”), effective on a date 30 to 60 days from the date of this Notice (the “Effective Date”). As of the Effective Date, Amplify will serve as the new sponsor of the Trust. There is no guarantee that the sponsor replacement will be completed within the expected time frame, or at all.

The Trust consists of two series, Breakwave Dry Bulk Shipping ETF (BDRY) and the Breakwave Tanker Shipping ETF (BWET). Amplify has almost a decade of experience managing exchange-traded funds.

About Amplify ETFs

Amplify ETFs, sponsored by Amplify Investments, has over $4.2 billion in assets across its suite of ETFs (as of 5/31/2023). Amplify believes the ETF structure empowers investors through efficiency, transparency, and flexibility. Amplify ETFs deliver expanded investment opportunities for investors seeking growth, income, and risk-managed strategies. To learn more about Amplify ETFs, please visit amplifyetfs.com.

About ETFMG

Exchange Traded Managers Group LLC, and its affiliates, including the Sponsor, is a provider of ETFs, founded in 2012 with a vision of developing innovative thematic ETFs that provide investors unique exposure to new markets. To learn more about ETFMG and our portfolio of exchange-traded funds, please visit www.etfmg.com.